                                                                   Exhibit 99.01

                                 PRIMERIT BANK

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             (DOLLARS IN THOUSANDS)

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1994           1993
                                                                      ----------     ----------
ASSETS
Cash and due from banks.............................................  $   35,262     $   55,712
Cash equivalents....................................................      88,660         63,503
Debt securities available for sale, at fair value...................     529,400        595,726
Debt securities held to maturity (fair value of $99,403 in 1994
  and $68,738 in 1993)..............................................     101,880         69,660
Loans receivable held for sale (fair value of $2,135 in 1994 and
  $22,019 in 1993)..................................................       2,114         20,051
Loans receivable, net of allowance for estimated credit losses of
  $17,659 in 1994 and $16,251 in 1993...............................     936,037        817,279
Real estate acquired through foreclosure............................       7,631          9,707
Real estate held for sale or development, net of allowance for estimated losses
  of $476 in 1994 and $935 in 1993..................................         771          4,088
Premises and equipment, net.........................................      21,666         22,326
FHLB stock, at cost.................................................      17,277         16,501
Income tax benefit..................................................       4,055          2,149
Other assets........................................................       5,928          5,216
Excess of cost over net assets acquired.............................      65,640         69,501
                                                                      ----------     ----------
                                                                      $1,816,321     $1,751,419
                                                                       =========      =========
LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits............................................................  $1,239,949     $1,207,852
Securities sold under agreements to repurchase......................     281,935        259,041
Advances from FHLB..................................................      99,400         71,000
Notes payable.......................................................       8,135          8,265
Other liabilities and accrued expenses..............................      20,514         28,318
                                                                      ----------     ----------
     Total liabilities..............................................   1,649,933      1,574,476
                                                                      ----------     ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:
  Common stock: $1.00 par value; authorized: 100,000 shares; issued
     and outstanding: 56,629 shares in 1994 and 1993................          57             57
  Additional paid-in capital........................................     160,442        160,442
  Unrealized gain (loss), net of tax, on debt securities available
     for sale.......................................................      (9,467)         8,761
  Retained earnings.................................................      15,356          7,683
                                                                      ----------     ----------
     Total stockholder's equity.....................................     166,388        176,943
                                                                      ----------     ----------
                                                                      $1,816,321     $1,751,419
                                                                       =========      =========

                See notes to consolidated financial statements.

                                 PRIMERIT BANK

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1994         1993         1992
                                                             --------     --------     --------
Interest income on:
  Loans receivable.........................................  $ 76,080     $ 73,106     $ 87,038
  Debt securities available for sale.......................    34,165       30,395        1,043
  Debt securities held to maturity.........................     4,919       26,909       75,955
  Cash equivalents.........................................     2,432        1,321        1,349
Dividends on FHLB stock....................................       838          594          293
                                                             --------     --------     --------
          Total interest income............................   118,434      132,325      165,678
                                                             --------     --------     --------
Interest expense on:
  Deposits.................................................    44,116       57,643       85,974
  Securities sold under agreements to repurchase...........    11,024       13,132       12,213
  Borrowings...............................................     4,178        4,338        9,908
Cost of hedging activities.................................       485           24        4,794
Less capitalized and transferred interest..................       (13)         (61)        (972)
                                                             --------     --------     --------
          Total interest expense...........................    59,790       75,076      111,917
                                                             --------     --------     --------
Net interest income........................................    58,644       57,249       53,761
Provision for estimated credit losses......................    (7,230)      (6,212)     (14,129)
                                                             --------     --------     --------
Net interest income after provision for estimated credit
  losses...................................................    51,414       51,037       39,632
Net loss from real estate operations.......................      (612)        (910)     (15,286)
Non-interest income (loss):
  Gain on sale of loans....................................       598        1,835        5,676
  Loss on sale of loans....................................      (351)         (84)      (1,043)
  Gain on sale of debt securities..........................        56        8,317       13,649
  Loss on sale of debt securities..........................       (22)        (344)        (371)
  Gain (loss) on secondary marketing hedging activities....       389         (968)          --
  Gain on sale of mortgage loan servicing..................        --           --        1,930
  Loss on cancellation of interest rate swaps..............        --           --      (14,087)
  Loss on sale -- Arizona branches.........................        --       (6,262)          --
  Loan related fees........................................     1,165        1,025        2,280
  Deposit related fees.....................................     6,788        6,397        5,413
  Gain on sale of credit card receivables..................     1,689           --           --
  Other income.............................................       319        2,133        1,945
                                                             --------     --------     --------
          Total non-interest income........................    10,631       12,049       15,392
General and administrative expenses:
  Compensation and employee benefits.......................    21,781       23,566       22,542
  Office occupancy.........................................     6,197        6,189        5,717
  Furniture, fixtures and equipment........................     4,078        4,799        4,921
  Deposit insurance premiums...............................     3,310        3,744        3,638
  Marketing................................................     1,295        1,637        2,115
  Data processing and communications.......................     2,623        2,831        2,556
  Other....................................................     4,224        5,530        3,820
                                                             --------     --------     --------
          Total general and administrative expenses........    43,508       48,296       45,309
Amortization of excess of cost over net assets acquired....     3,861        3,984        4,156
                                                             --------     --------     --------
Earnings (loss) before provision for income taxes..........    14,064        9,896       (9,727)
Provision for income taxes.................................     6,391        6,345           91
                                                             --------     --------     --------
Net earnings (loss) before cumulative effect of accounting
  change...................................................     7,673        3,551       (9,818)
Cumulative effect of change in method of accounting for
  income taxes.............................................        --        3,045           --
                                                             --------     --------     --------
Net earnings (loss)........................................  $  7,673     $  6,596     $ (9,818)
                                                             ========     ========     ========

                See notes to consolidated financial statements.

                                 PRIMERIT BANK

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------
                                                            1994          1993          1992
                                                          ---------     ---------     ---------
Cash flows from operating activities:
  Net earnings (loss).................................    $   7,673     $   6,596     $  (9,818)
  Adjustments to net earnings (loss) to reconcile to
     net cash provided by operating activities:
     Cumulative effect of change in method of
       accounting for income taxes....................           --        (3,045)           --
     Depreciation and amortization....................        3,918         4,511         4,235
     Provisions for estimated losses..................        7,393         7,222        32,438
     Net gains on sales of loans, servicing, and
       credit card receivables........................       (1,936)       (1,751)       (6,563)
     Net gains on sales of debt securities............          (34)       (7,973)      (13,278)
     Loss (gain) on secondary marketing hedging
       activities.....................................         (389)          968            --
     Cancellation of interest rate swaps..............           --            --        14,087
     Dividends on FHLB stock..........................         (838)         (594)         (494)
     Amortization of deferred fees....................       (4,194)       (3,424)       (3,087)
     Amortization of premiums, discounts and deferred
       gains..........................................        2,265         3,291         2,868
     Amortization of excess of cost over net assets
       acquired.......................................        3,861         3,984         4,156
     Loss on sale of Arizona branches.................           --         6,262            --
     Increase (decrease) in income taxes payable......        6,837        (2,013)       (2,110)
     Deferred income taxes (benefit)..................        1,098        12,478        (6,982)
     Decrease (increase) in other assets..............         (650)        1,964         1,745
     Increase (decrease) in other liabilities.........          565        10,387       (12,213)
                                                          ---------     ---------     ---------
          Total adjustments...........................       17,896        32,267        14,802
                                                          ---------     ---------     ---------
          Net cash provided by operating activities...       25,569        38,863         4,984

Cash flows from investing activities:
  Proceeds from maturities and principal repayments of
     debt securities..................................      291,747       293,788       348,603
  Purchases of debt securities........................     (296,349)     (113,078)     (545,706)
  Proceeds from sales of debt securities..............        5,074       360,853       274,802
  Proceeds from redemption of FHLB stock..............           --           902         3,695
  Principal repayments of loans.......................      311,236       330,033       326,920
  Loan originations...................................     (466,260)     (516,642)     (517,431)
  Proceeds from sales of loans, loan servicing rights,
     and credit card receivables......................       46,090        78,353       240,605
  Proceeds (payment) for termination of secondary
     marketing hedges.................................          389          (968)           --
  Termination of interest rate swaps..................           --            --       (14,087)
  Proceeds from sales of real estate held for
     development......................................        4,294         1,926        11,003
  Acquisition of real estate held for development.....       (1,140)       (3,211)       (4,246)
  Proceeds from sales of real estate acquired through
     foreclosure......................................        4,048        22,916        18,030
  Proceeds from sale of Arizona assets and services...           --         6,718            --
  Net change to premises and equipment................       (3,252)       (1,521)       (3,078)
                                                          ---------     ---------     ---------
          Net cash provided by (used in) investing
            activities................................     (104,123)      460,069       139,110
                                                          ---------     ---------     ---------

                See notes to consolidated financial statements.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1994            1993            1992
                                                      -----------     -----------     -----------
Cash flows from financing activities:
  Proceeds from deposits..........................    $ 4,872,023     $ 9,933,585     $ 8,245,167
  Sale and assumption of Arizona deposit
     liabilities..................................             --        (320,902)             --
  Payments for maturing deposits..................     (4,839,926)    (10,026,400)     (8,356,613)
  Proceeds from securities sold under agreements
     to repurchase................................        281,333       1,499,893       1,448,546
  Repayment of securities sold under agreements to
     repurchase...................................       (258,439)     (1,617,711)     (1,336,220)
  Proceeds from other borrowings..................         31,900          65,000           1,244
  Repayment of other borrowings...................         (3,630)        (45,375)       (106,892)
  Proceeds from capital contribution by
     Southwest....................................             --              --          10,000
                                                      -----------     -----------     -----------
          Net cash provided by (used in) financing
            activities............................         83,261        (511,910)        (94,768)
                                                      -----------     -----------     -----------
Net increase (decrease) in cash and cash
  equivalents.....................................          4,707         (12,978)         49,326
Cash and cash equivalents at the beginning of the
  year............................................        119,215         132,193          82,867
                                                      -----------     -----------     -----------
Cash and cash equivalents at December 31..........    $   123,922     $   119,215     $   132,193
                                                       ==========      ==========      ==========
Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
  Interest, net of amount capitalized.............    $    14,521     $    18,291     $    33,843
  Income taxes, net...............................    $    (1,517)    $    (4,103)    $     9,332

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                                  ADDITIONAL                                      TOTAL
                                      COMMON       PAID-IN       UNREALIZED      RETAINED     STOCKHOLDER'S
                                      STOCK        CAPITAL       GAIN (LOSS)     EARNINGS        EQUITY
                                      ------      ----------     -----------     --------     -------------
Balance, January 1, 1992............    $53        $150,446      $      --       $10,905        $161,404
Capital contribution................      4           9,996             --            --          10,000
Net loss............................     --              --             --        (9,818)         (9,818)
                                        ---        --------      ---------       -------        --------
Balance, December 31, 1992..........     57         160,442             --         1,087         161,586
Unrealized gain, net of tax, on debt
  securities available for sale.....     --              --          8,761            --           8,761
Net earnings........................     --              --             --         6,596           6,596
                                        ---        --------      ---------       -------        --------
Balance, December 31, 1993..........     57         160,442          8,761         7,683         176,943
Unrealized loss, net of tax, on debt
  securities available for sale.....     --              --        (18,228)           --         (18,228)
Net earnings........................     --              --             --         7,673           7,673
                                        ---        --------      ---------       -------        --------
Balance, December 31, 1994..........    $57        $160,442      $  (9,467)      $15,356        $166,388
                                        ===        ========      =========       =======        ========

                See notes to consolidated financial statements.

                                 PRIMERIT BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     PriMerit Bank and subsidiaries (the Bank), a wholly-owned subsidiary of Southwest Gas Corporation (Southwest), operates in the thrift industry as a federal savings bank with membership in the Federal Home Loan Bank (FHLB) system. The Bank's deposit accounts are insured by the Savings Association Insurance Fund, a division of the Federal Deposit Insurance Corporation, up to the maximum permitted by law.

SALE OF ARIZONA BRANCH OPERATIONS

     In May 1993, the Bank signed a Definitive Agreement with World Savings and Loan Association (World) of Oakland, California, whereby World agreed to acquire the Bank's Arizona branch operations, including all related deposit liabilities of approximately $321 million (Arizona sale). The transaction was approved by the appropriate regulatory authorities and closed in August 1993. During 1993, the Bank recorded a write-off of $5.9 million in goodwill (excess of cost over net assets acquired) which resulted from a 1988 acquisition of an Arizona thrift, and $367 in other net costs related to the Bank's Arizona operations included in Loss on sale -- Arizona branches in the Consolidated Statements of Operations. The Bank sold $334 million of mortgage-backed securities (MBS) to effect the sale of the Bank's Arizona-based deposit liabilities to World and to maintain the Bank's interest rate risk (IRR) position. The sale of the securities resulted in a gain of $7.4 million ($4.9 million after tax) included in Gain on sale of debt securities in the Consolidated Statements of Operations for 1993. The final disposition of the Bank's Arizona branch operations and sale of MBS resulted in an after-tax loss of approximately $1 million.

PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements consolidate the accounts of the Bank and all of its subsidiaries. All material intercompany transactions and accounts have been eliminated. The Bank's investments in real estate ventures are accounted for on the equity method.

PRINCIPLES OF STATEMENTS OF CASH FLOWS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one business day. In addition, the Bank considers all debt securities with maturities of three months or less to be cash equivalents. The statement of cash flows present gross cash receipts and disbursements from lending and deposit gathering activities.

DEBT SECURITIES

     On December 31, 1993, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The statement requires classification of investments in debt and equity securities into one of three categories: held to maturity, available for sale, or trading. At the time of purchase, the Bank designates a security into one of these three categories.

     Debt securities classified as held to maturity are those which the Bank has the positive intent and ability to hold to maturity. These securities are carried at cost adjusted for the amortization of the related premiums or accretion of the related discounts into interest income using methods approximating the level-yield method or a method based on principal repayments over the actual lives of the underlying loans. The Bank has the ability and it is its policy to hold the debt securities so designated until maturity. The Bank's current accounting policy states that no security with a remaining maturity greater than 25 years may be designated as held to maturity.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     Securities classified as available for sale are those which the Bank intends to hold for an indefinite period and may be sold in response to changes in market interest rates, changes in the security's prepayment risk, the Bank's need for liquidity, changes in the availability and yield of alternative investments, and other asset/liability management needs.

     Securities classified as available for sale are stated at fair value in the Consolidated Statements of Financial Condition. Changes in fair value are reported net of tax as a separate component of stockholder's equity. At December 31, 1994, the Bank recorded a $9.5 million unrealized loss, net of tax, on $529.4 million of debt securities available for sale. Subsequent realized gains or losses are recorded into income when these securities are sold.

     Trading securities are those which are bought and held principally for the purpose of selling them in the near term. Trading securities include MBS held for sale in conjunction with mortgage banking activities. Trading securities are measured at fair value with changes in fair value included in earnings. At December 31, 1994 and December 31, 1993, no securities were designated as trading securities.

LOANS RECEIVABLE

     Real estate loans are recorded at cost, net of the undisbursed loan funds, loan discounts, unearned interest, deferred loan fees and provisions for estimated credit losses. Interest on loans receivable is credited to income when earned. Generally, when a loan becomes 90 days contractually delinquent, the accrual of interest is ceased and all previously accrued, but uncollected, interest income is reversed. Interest income on loans placed on non-accrual status is generally recognized on a cash basis.

     Fees are charged for originating and in some cases, for committing to originate loans. In accordance with SFAS No. 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," loan origination and commitment fees, offset by certain direct origination costs, are being deferred, and the net amounts amortized as an adjustment of the related loans' yields over the contractual lives thereof. Unamortized fees are recognized as income upon the sale or payoff of the loan.

     Unearned interest, premiums and discounts on consumer installment, equity and property improvement loans are amortized to income over the expected lives of the loans using a method which approximates the level-yield method.

MORTGAGE BANKING ACTIVITIES

     The Bank began execution of a strategy to restructure its balance sheet, and changed its accounting policy with regard to loans held for investment versus held for sale as a result of a review of the Bank's asset size, mix and IRR in 1992. The Bank's balance sheet restructuring involved the sale of all fixed-rate single-family residential loans and MBS with remaining maturities greater than or equal to 25 years (which possess normal qualifying characteristics required for sale), canceling interest rate swaps which hedged the IRR of such assets, and reinvesting the proceeds of the sales in adjustable-rate and five-year fixed-rate balloon MBS.

     The Bank's accounting policy was amended to designate all fixed-rate interest-sensitive assets with maturities greater than or equal to 25 years (which possess normal qualifying characteristics required for sale) as held for sale or available for sale, along with single-family residential loans originated for specific sales commitments. Fixed-rate interest-sensitive assets with maturities less than 25 years, and all adjustable-rate interest-sensitive assets continue to be held for investment unless designated as held for sale or available for sale at time of origination or purchase.

     In conjunction with this balance sheet restructuring, in 1992, the Bank sold $152 million of fixed-rate single-family residential loans, $241 million of fixed-rate MBS, and canceled $300 million (notional amount) of interest rate swaps hedging these assets. Loans held for sale are carried at the lower of amortized cost or market value as determined by outstanding investor commitments or, in the absence of such commitments, current investor yield requirements calculated on an aggregate basis. Valuation adjustments are charged against loss on sale of loans in the Consolidated Statements of

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

Operations. Gains and losses on loan and MBS sales are determined using the specific identification method. Gains and losses are recognized to the extent that sales proceeds exceed or are less than the carrying value of the loans and MBS. Loans sold with servicing retained include a normal servicing fee to be earned by the Bank as income over the life of the loan. Loans held for sale may be securitized into MBS and designated as trading securities.

REAL ESTATE ACQUIRED THROUGH FORECLOSURE

     Real estate acquired through foreclosure is stated at the lower of cost or fair value less costs to sell. Included in real estate acquired through foreclosure is $2.9 million and $5.5 million of loans foreclosed in-substance at December 31, 1994 and 1993, respectively. Write downs to fair value, disposition gains and losses, and operating income and costs are charged to the allowance for estimated credit losses.

     Loans foreclosed in-substance consist of loans accounted for as foreclosed property even though actual foreclosure has not occurred. Although the collateral underlying these loans has not been repossessed, the borrower has little or no equity in the collateral at its current estimated fair value. Proceeds for repayment are expected to come only from the operation or sale of the collateral, and it is doubtful the borrower will rebuild equity in the collateral or repay the loan by other means in the foreseeable future. The amounts ultimately recovered from loans foreclosed in substance could differ from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond management's control or changes in strategy for recovering the investment.

ALLOWANCE FOR ESTIMATED CREDIT LOSSES

     On a routine basis, management evaluates the adequacy of the allowances for estimated losses on loans, investments, and real estate and establishes additions to the allowances through provisions to expense. The Bank utilizes a comprehensive internal asset review system and general valuation allowance methodology. General valuation allowances are established for each of the loan, investment, and real estate portfolios for unforeseen losses. A number of factors are taken into account in determining the adequacy of the level of allowances including management's review of the extent of existing risks in the portfolios and of prevailing and anticipated economic conditions, actual loss experience, delinquencies, regular reviews of the quality of the Bank's loan, investment, and real estate portfolios by the Risk Management Committee and examinations by regulatory authorities.

     Charge-offs are recorded on particular assets when it is determined that the fair or net realizable value of an asset is below the carrying value. When a loan is foreclosed, the asset is written down to fair value based on a current appraisal of the subject property.

     While management uses currently available information to evaluate the adequacy of allowances and estimate identified losses for charge off, ultimate losses may vary from current estimates. Adjustments to estimates are charged to earnings in the period in which they become known.

     In May, 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by SFAS No. 118, in October, 1994. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. These statements are applicable to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at lower of cost or fair value, leases, and debt securities as defined in SFAS No. 115. The statements require that impaired loans be measured at the present value of expected future cash flows by discounting those cash flows at the loan's effective interest rate or, in the case of collateral dependent loans such as mortgage loans, at the fair value of the collateral. The statements also amend SFAS No. 5, "Accounting for Contingencies," to clarify that a creditor should evaluate the collectibility of both contractual interest and principal of a receivable when assessing the need for a loss accrual.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     The provisions of the statements apply to financial statements issued for fiscal years beginning after December 15, 1994, with earlier application permitted. Retroactive restatement of previously issued annual financial statements is not permitted. The initial adoption of these statements on January 1, 1995 did not have a material impact on its financial position or results of operations.

PREMISES AND EQUIPMENT

     Depreciation and amortization of premises and equipment are provided using the straight-line method over the estimated useful lives of the various classes of assets. Maintenance and repairs are charged to expense as incurred. Major expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives.

INTEREST RATE EXCHANGE AGREEMENTS

     The financial instruments approved for the Bank to use include: interest rate swaps, interest rate caps, interest rate collars, interest rate futures, and put and call options to hedge its exposure to IRR. These instruments are used only to hedge asset and liability portfolios and are not used for speculative purposes. Premiums, discounts, and fees associated with interest rate exchange agreements are amortized to expense on a straight-line basis over the lives of the agreements. The net interest received or paid is reflected as interest expense as a cost of hedging. Gains or losses resulting from the cancellation of agreements hedging assets and liabilities which remain outstanding are deferred and amortized over the remaining contract lives. Gains or losses are recognized in the current period if the hedged asset or liability is retired.

INCOME TAXES

     The Bank files a consolidated federal income tax return with Southwest. Income taxes for the Bank are provided for on a separate return basis.

     The provision for income taxes is based on earnings before income taxes reflected in the Consolidated Statements of Operations after giving effect to applicable income tax laws. Prior to 1993, the Bank utilized the deferred method of accounting for income taxes under Accounting Principle Bulletin Opinion No. 11 (APB No. 11). The provision for income taxes includes deferred income taxes, which result from reporting items of income and expense for financial statement purposes in different accounting periods than for income tax purposes.

     On January 1, 1993, the Bank adopted SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 supersedes APB No. 11 and SFAS No. 96. The statement utilizes the liability method for recognition and measurement of income taxes and allows recognition of deferred tax assets. SFAS No. 109 generally eliminates on a prospective basis, Accounting Principle Bulletin Opinion No. 23 (APB No.
23) exceptions, including the tax bad debt reserve of savings and loan institutions. Under SFAS No. 109, no deferred taxes are provided on bad debt reserves arising prior to December 31, 1987, unless it becomes apparent that those differences will reverse in the foreseeable future. Deferred taxes are provided on bad debt reserves arising after December 31, 1987. The Bank adopted SFAS No. 109 on a prospective basis, with the cumulative effect of this accounting change amounting to a reduction of financial statement tax liability of $3,045 in 1993.

PENSION PLAN

     The Bank has utilized SFAS No. 87, "Employers' Accounting for Pensions" since 1987. It is the policy of the Bank to reflect in the projected benefit obligation all benefit improvements to which the Bank is committed as of the current valuation date. The Bank is amortizing the initial net transition liability as of January 1, 1987 (the effective date of this statement) over a period of 15 years utilizing the straight-line method. The Bank uses the market value of assets to determine pension expense and amortizes the increases in prior service costs over the expected future service of active participants as of the date such costs are first recognized.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

EXCESS OF COST OVER NET ASSETS ACQUIRED

     Excess of cost over net assets acquired arose from Southwest's acquisition of the Bank in 1986 and from the Bank's acquisition of a thrift institution in 1982. The excess of cost over net assets acquired which arose from the acquisition of a thrift institution in 1988 was written-off in conjunction with the Arizona sale in 1993. Excess of cost over net assets acquired is amortized to expense over a 25 year period using the straight-line method.

POSTEMPLOYMENT BENEFITS

     On January 1, 1994, the Bank adopted SFAS No. 112, "Employer's Accounting for Postemployment Benefits." The statement requires an employer to recognize the cost of benefits provided to former or inactive employees after employment but before retirement on an accrual basis as employees perform services to earn the benefit. Postemployment benefits include disability benefits, salary continuation, severance benefits and continuation of benefits such as health care and life insurance coverage. Adoption has had an immaterial impact on the Bank's financial position and results of operations.

     SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was adopted in 1993, but had no impact on the Bank's financial position or results of operations.

RECLASSIFICATIONS

     Certain reclassifications have been made to conform the prior years with the current year presentation.

NOTE 2 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Bank disclose estimated fair values for its financial instruments.

     The fair value estimates were made at a discreet point in time based on relevant market information and other information about the financial instruments. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates were based on judgments regarding current economic conditions, risk characteristics of various financial instruments, prepayment assumptions, future expected loss experience, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     In addition, the fair value estimates were based on existing on and off-balance sheet financial instruments without attempting to estimate the value of existing and anticipated future customer relationships and the value of assets and liabilities that were not considered financial instruments. Significant assets and liabilities that were not considered financial assets or liabilities include the Bank's retail branch network, deferred tax assets and liabilities, furniture, fixtures and equipment, and goodwill.

     Additionally, the Bank intends to hold a significant portion of its assets and liabilities to their stated maturities. Therefore, the Bank does not intend to realize any significant differences between carrying value and fair value through sale or other disposition. No attempt should be made to adjust stockholder's equity to reflect the following fair value disclosures.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     Fair value estimates, methods and assumptions are set forth below for the Bank's financial instruments as of December 31:

                                                       1994                      1993
                                              -----------------------   -----------------------
                                               CARRYING       FAIR       CARRYING       FAIR
                                                VALUE        VALUE        VALUE        VALUE
                                              ----------   ----------   ----------   ----------
    ASSETS
    Cash and due from banks.................  $   35,262   $   35,262   $   55,712   $   55,712
    Cash equivalents........................      88,660       88,660       63,503       63,503
    Debt securities available for sale......     529,400      529,400      595,726      595,726
    Debt securities held to maturity........     101,880       99,403       69,660       68,738
    Loans receivable held for sale..........       2,114        2,135       20,051       22,305
    Loans receivable, net...................     936,037      897,723      817,279      841,127
    Federal Home Loan Bank Stock............      17,277       17,277       16,501       16,501

    LIABILITIES
    Deposits................................   1,239,949    1,229,893    1,207,852    1,217,225
    Securities sold under agreements to
      repurchase............................     281,935      282,155      259,041      261,625
    Advances from FHLB......................      99,400       97,565       71,000       71,281
    Notes payable...........................       8,135        8,174        8,265        8,647

                                                      1994                      1993
                                             -----------------------   -----------------------
                                             COMMITMENT   FAIR VALUE   COMMITMENT   FAIR VALUE
                                             ----------   ----------   ----------   ----------
    OFF-BALANCE SHEET
    Outstanding commitments to originate
      loans................................   $ 46,387      $ (420)     $ 47,903      $   53
    Commercial and other letters of
      credit...............................        707           6         1,169          12
    Interest rate swaps....................     72,450       2,986         7,500         169
    Loan servicing rights..................    415,097       4,958       476,835       4,451
    Outstanding firm commitments to sell
      loans and MBS........................      2,544          (2)       25,905          21
    Outstanding master commitments to sell
      loans................................    116,097         (14)      217,393         (11)
    Outstanding commitments to purchase
      loans and MBS........................         --          --        51,500           3
    Outstanding commitments to builders....     10,543         (33)           --          --

     The fair value of cash and due from banks, cash equivalents, and FHLB stock was estimated as the carrying value. This is based upon the short term nature of the instruments and in the case of FHLB stock, the book value represents the price at which the FHLB will redeem the stock. The fair value of debt securities held to maturity, debt securities available for sale, and loans receivable held for sale was estimated using quoted market prices and dealer quotes, with the exception of privately issued debt securities and collateralized mortgage obligation (CMO) residuals. Privately issued debt securities were valued based on the estimated fair value of the underlying loans. CMO residuals were valued using the discounted estimated future cash flows from these investments. The fair value for securities sold under agreements to repurchase and notes payable was estimated by discounting the future cash flows using market and dealer quoted rates available to the Bank for debt with the same remaining maturities and characteristics. The fair value for advances from FHLB was estimated using the quoted cost to prepay the advances.

     Fair values for loans receivable were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type, such as commercial, commercial real estate, single-family residential, credit card, and other consumer.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

Each loan category was further segregated into fixed and adjustable-rate interest terms. Fair value for single-family residential loans was estimated by discounting the estimated future cash flows from these instruments using quoted market rates and dealer prepayment assumptions. Fair value for commercial mortgage, construction, land, and other commercial loans was derived by discounting the estimated future cash flows from these instruments using the rate that loans with similar maturity and underwriting characteristics would be made on December 31, 1994 or December 31, 1993 as applicable. Fair value for consumer loans was estimated using dealer quotes for securities backed by similar collateral. The book value for the allowance for estimated credit losses was used as the fair value estimate for credit losses within the entire loan portfolio.

     The fair value of commitments to originate loans and builder commitments was estimated by calculating a theoretical gain or loss on the sale of a funded loan considering the difference between current levels of interest rates and the committed loan rates. Letters of credit were valued based on fees currently charged for similar agreements. The fair value of interest rate swaps was determined by using various dealer quotes. The fair value for loan servicing rights was estimated based upon dealer and market quotes for the incremental price paid for loans sold servicing released, adjusted for the age of the portfolio. Outstanding firm and master commitments to purchase and sell loans and debt securities were valued based on the market and dealer quotes to terminate or fill the commitments.

     The fair value of demand deposits, savings deposits and money market deposits was estimated at book value as reported in the financial statements since it represents the amount payable on demand. The fair value of fixed maturity deposits was estimated using the rates currently offered by the Bank for deposits with similar remaining maturities. The fair value of deposits does not include an estimate of the long term relationship value of the Bank's deposit customers or the benefit that results from the low cost funding provided by deposit liabilities compared to the cost of wholesale borrowings.

NOTE 3 -- CASH EQUIVALENTS

     Cash equivalents are stated at cost, which approximates fair value, and include the following:

                                                                     1994        1993
                                                                   --------    --------
        Securities purchased under resale agreements.............   $77,657     $55,102
        Federal funds sold.......................................    11,003       8,401
                                                                   --------    --------
                                                                    $88,660     $63,503
                                                                    =======     =======

     Securities purchased under resale agreements of $77,657 at December 31, 1994 and $55,102 at December 31, 1993 matured within 11 days and 24 days, respectively, and called for delivery of the same securities. The collateral for these agreements consisted of debt securities which at December 31, 1994 and 1993 were held on the Bank's behalf by its safekeeping agents for various broker/dealers. The securities purchased under resale agreements represented 46.7% of the Bank's stockholder's equity at December 31, 1994 and 31.1% at December 31, 1993.

     The average amount of securities purchased under resale agreements outstanding during the years ended December 31, 1994 and 1993 were $36,214 and $26,599, respectively. The maximum amount of resale agreements outstanding at any month end was $77,657 during 1994 and $60,018 during 1993.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

NOTE 4 -- DEBT SECURITIES HELD TO MATURITY AND DEBT SECURITIES AVAILABLE FOR
          SALE

     Debt securities held to maturity are stated at amortized cost. The yields are computed based upon amortized cost. The amortized cost, estimated fair values and yields of debt securities held to maturity are as follows:

                                                    TOTAL        TOTAL      ESTIMATED
                                      AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                        COST        GAINS        LOSSES       VALUE      YIELD
                                      ---------   ----------   ----------   ----------   -----
        DECEMBER 31, 1994
        Corporate Issue MBS.........  $ 60,922       $ 50        $2,292      $ 58,680    7.25%
        U.S. Treasury Securities....    40,958         --           235        40,723    8.01
                                      --------       ----        ------      --------    -----
                  Total.............  $101,880       $ 50        $2,527      $ 99,403    7.55%
                                      ========       ====        ======      ========    =====

        DECEMBER 31, 1993
        Corporate Issue MBS.........  $ 69,660       $403        $1,325      $ 68,738    6.85%
                                      --------       ----        ------      --------    -----
                  Total.............  $ 69,660       $403        $1,325      $ 68,738    6.85%
                                      ========       ====        ======      ========    =====

     The following schedule of the expected maturity of debt securities held to maturity is based upon dealer prepayment expectations and historical prepayment activity.

                                                     EXPECTED/CONTRACTUAL MATURITY
                                 ----------------------------------------------------------------------
                                              AFTER        AFTER         AFTER
                                             ONE YEAR    FIVE YEARS    TEN YEARS     AFTER      TOTAL
                                  WITHIN    BUT WITHIN   BUT WITHIN    BUT WITHIN    TWENTY   AMORTIZED
                                 ONE YEAR   FIVE YEARS   TEN YEARS    TWENTY YEARS   YEARS      COST
                                 --------   ----------   ----------   ------------   ------   ---------
    DECEMBER 31, 1994
    Corporate Issue MBS........  $15,593     $ 31,603      $8,883        $4,574       $269    $ 60,922
    U.S. Treasury Securities...   20,822       20,136          --            --         --      40,958
                                 -------     --------    --------        ------       ----    --------
              Total............  $36,415     $ 51,739      $8,883        $4,574       $269    $101,880
                                 =======     ========    ========        ======       ====    ========

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     Debt securities available for sale are stated at fair value. The yields are computed based upon amortized cost. The amortized cost, estimated fair values and yields of debt securities available for sale are as follows:

                                                            TOTAL        TOTAL      ESTIMATED
                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                COST        GAINS        LOSSES       VALUE     YIELD
                                              ---------   ----------   ----------   ---------   -----
    DECEMBER 31, 1994
    GNMA -- MBS.............................   $  6,564     $    70      $   237     $  6,397   8.29%
    FHLMC -- MBS............................    307,082         745        6,931      300,896   6.64
    FNMA -- MBS.............................    112,892         154        3,938      109,108   7.11
    CMOs....................................     92,097         928        4,645       88,380   5.92
    Corporate Issue MBS.....................     20,225          11          719       19,517   7.24
    Obligations of U.S. Government
      Corporations
      and Agencies..........................      5,105          --            3        5,102   5.83
                                               --------     -------      -------     --------   ----
    Total...................................   $543,965     $ 1,908      $16,473     $529,400   6.65%
                                               ========     =======      =======     ========   ====
    DECEMBER 31, 1993
    GNMA -- MBS.............................   $  9,081     $   591      $    --     $  9,672   8.41%
    FHLMC -- MBS............................    368,436      11,518          168      379,786   6.12
    FNMA -- MBS.............................    119,208       1,144          695      119,657   6.60
    CMOs....................................     45,733       1,516           --       47,249   4.82
    Corporate Issue MBS.....................     24,644         159          697       24,106   5.81
    Commercial paper........................     10,036          --           --       10,036   3.37
    Obligations of U.S. Government
      Corporations
      and Agencies..........................      5,110         110           --        5,220   5.93
                                               --------     -------      -------     --------   ----
              Total.........................   $582,248     $15,038      $ 1,560     $595,726   6.09%
                                               ========     =======      =======     ========   ====

     The following table reflects the expected maturity of MBS and CMOs and the contractual maturity of all other debt securities available for sale. The expected maturity of MBS and CMOs are based upon dealer prepayment expectations and historical prepayment activity.

                                                     EXPECTED/CONTRACTUAL MATURITY
                                ------------------------------------------------------------------------
                                           AFTER ONE    AFTER FIVE    AFTER TEN
                                            YEAR BUT    YEARS BUT     YEARS BUT      AFTER      TOTAL
                                 WITHIN      WITHIN       WITHIN        WITHIN      TWENTY    ESTIMATED
                                ONE YEAR   FIVE YEARS   TEN YEARS    TWENTY YEARS    YEARS    FAIR VALUE
                                --------   ----------   ----------   ------------   -------   ----------
    DECEMBER 31, 1994
    GNMA -- MBS...............  $  1,595     $  4,091     $   711       $    --     $    --     $  6,397
    FHLMC -- MBS..............    57,237      167,998      37,894        29,991       7,776      300,896
    FNMA -- MBS...............    15,879       49,915      20,241        20,030       3,043      109,108
    CMOs......................    48,692       38,236         819           606          27       88,380
    Corporate Issue MBS.......     3,295       11,283       4,056           778         105       19,517
    Obligations of U.S.
      Government Corporations
      and Agencies............     5,102           --          --            --          --        5,102
                                --------     --------     -------       -------     -------     --------
              Total...........  $131,800     $271,523     $63,721       $51,405     $10,951     $529,400
                                ========     ========     =======       =======     =======     ========

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

NOTE 5 -- LOANS RECEIVABLE AND LOANS RECEIVABLE HELD FOR SALE

     Loans receivable held for investment at amortized cost are summarized as follows:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1994         1993
                                                                 --------     --------
        Loans collateralized by real estate:
          Conventional single-family residential...............  $489,649     $431,854
          FHA and VA insured single-family residential.........    33,823       21,491
          Commercial mortgage..................................   178,076      192,046
          Construction and land................................    90,992       82,638
                                                                 --------     --------
                                                                  792,540      728,029
        Commercial secured.....................................    40,349       25,443
        Commercial unsecured...................................     2,317          354
        Consumer installment...................................   119,460       93,431
        Consumer unsecured.....................................     6,570        7,817
        Equity and property improvement loans..................    26,054       21,061
        Deposit accounts.......................................     2,659        2,944
                                                                 --------     --------
                                                                  989,949      879,079
        Undisbursed proceeds...................................   (41,702)     (48,251)
        Allowance for estimated credit losses..................   (17,659)     (16,251)
        Premiums...............................................     5,969        3,270
        Deferred fees..........................................    (4,999)      (4,782)
        Accrued interest.......................................     4,479        4,214
                                                                 --------     --------
                                                                  (53,912)     (61,800)
                                                                 --------     --------
        Loans receivable held for investment...................  $936,037     $817,279
                                                                 ========     ========

     Loans receivable held for sale are stated at the lower of aggregate cost or market and are summarized as follows:

        Loans collateralized by single-family residential real
          estate:
          Conventional............................................  $  508     $ 4,999
          FHA and VA insured......................................   1,606       3,560
                                                                    ------     -------
                                                                     2,114       8,559
        Credit card receivables...................................      --      11,492
                                                                    ------     -------
        Loans receivable held for sale............................  $2,114     $20,051
                                                                    ======     =======

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     Additional loan information:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1994         1993
                                                                 --------     --------
        Average portfolio yield at end of year.................      8.11%        8.12%
        Principal balance of loans serviced for others
          (including $67,871 and $92,658 in 1994 and 1993 of
          loans serviced for MBS owned by the Bank)............  $415,097     $476,835
        Adjustable-rate real estate loans......................  $286,868     $233,133
        Outstanding commitments to originate loans.............  $ 46,387     $ 47,903
        Unused lines of credit.................................  $ 57,180     $ 79,472
        Standby letters of credit..............................  $    707     $  1,004
        Outstanding commitments to builders....................  $ 10,543     $     --

     Outstanding commitments to originate loans represent agreements to originate real estate secured loans to customers at specified rates of interest. Commitments generally expire in 30 to 60 days and may require payment of a fee. Builder commitments represent agreements to home builders for the Bank to provide loans secured by real estate to unspecified qualified customers of the builder at interest rates not to exceed specified levels. Some of the commitments are expected to expire without being drawn upon, therefore the total commitments do not necessarily represent future cash requirements.

     The Bank has designated portions of its portfolio of residential real estate loans and credit card receivables as held for sale. These loans are carried at the lower of aggregate cost, market or sales commitment price. On January 3, 1994, the Bank sold its credit card portfolio held for sale and a gain of approximately $1.7 million was recorded.

     At December 31, 1994, 48% or $19.5 million of the Bank's outstanding commercial secured loan portfolio consisted of loans to borrowers in the gaming industry, with additional unfunded commitments of $11.5 million. These loans are generally secured by real estate, machinery and equipment. The Bank's portfolio of loans, collateralized by real estate, consists principally of real estate located in Nevada, California and Arizona. Collectibility is, therefore, somewhat dependent on the economies and real estate values of these industries and areas.

     The Bank's loan approval process is intended to assess both: (i) the borrower's ability to repay the loan by determining whether the borrower meets the Bank's established underwriting criteria, and (ii) the adequacy of the proposed security by determining whether the appraised value of the security property is sufficient for the proposed loan.

     It is the general policy of the Bank not to make single-family residential loans when the loan-to-value ratio exceeds 80% unless the loans are insured by private mortgage insurance, FHA insurance or VA guarantee. Residential tract construction loans are generally underwritten with the discounted loan-to-value ratio less than 85% while commercial/income property loans are generally underwritten with a ratio less than 75%.

     Management considers the above mentioned factors when evaluating the adequacy of the allowance for estimated credit losses.

     Many of the Bank's adjustable-rate loans contain limitations as to both the amount the interest rate can change at each repricing date (periodic caps) and the maximum rate the loan can be repriced to over the lifetime of the loan (lifetime caps). At December 31, 1994, periodic caps in the adjustable-rate loan portfolio ranged from 25 basis points to 800 basis points. Lifetime caps ranged from 9.75% to 22%.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

NOTE 6 -- ALLOWANCES FOR ESTIMATED CREDIT LOSSES

     Activity in the allowances for losses on loans and real estate held for sale or development is summarized as follows:

                                                                                    REAL ESTATE
                                           CONSTRUCTION                              HELD FOR
                                MORTGAGE       AND        NON-MORTGAGE    TOTAL       SALE OR
                                 LOANS      LAND LOANS       LOANS        LOANS     DEVELOPMENT    TOTAL
                                --------   ------------   ------------   --------   -----------   --------
BALANCE AT DECEMBER 31,
  1991........................   $ 5,992      $ 2,821        $ 3,248      $12,061     $  3,639    $ 15,700
  Provisions for estimated
     losses...................     1,903        6,460          5,766       14,129       18,309      32,438
  Charge-offs, net of
     recovery.................      (515)      (3,765)        (4,682)      (8,962)     (20,485)    (29,447)
                                 -------      -------        -------      -------     --------    --------
BALANCE AT DECEMBER 31,
  1992........................     7,380        5,516          4,332       17,228        1,463      18,691
  Provisions for estimated
     losses...................     4,634          172          1,406        6,212        1,010       7,222
  Charge-offs, net of
     recovery.................    (3,191)      (2,248)        (1,750)      (7,189)      (1,538)     (8,727)
                                 -------      -------        -------      -------     --------    --------
BALANCE AT DECEMBER 31,
  1993........................     8,823        3,440          3,988       16,251          935      17,186
  Provisions for estimated
     losses...................     2,954           71          4,205        7,230          163       7,393
  Charge-offs, net of
     recovery.................    (1,786)      (1,297)        (2,739)      (5,822)        (622)     (6,444)
                                 -------      -------        -------      -------     --------    --------
BALANCE DECEMBER 31, 1994.....   $ 9,991      $ 2,214        $ 5,454      $17,659     $    476    $ 18,135
                                 =======      =======        =======      =======     ========    ========

     The Bank establishes allowances for estimated credit losses by portfolio through charges to expense. On a regular basis, management reviews the level of allowances which have been provided against the portfolios. Adjustments are made thereto in light of the level of problem loans and current economic conditions. Included in net charge-offs are $1,859, $2,623 and $2,554 of recoveries for 1992, 1993, and 1994, respectively.

     Write-downs to fair value, disposition gains and losses, and operating income and costs affiliated with real estate acquired through foreclosure are charged to the allowance for estimated credit losses. See Note 1 of Consolidated Financial Statements for further discussion.

NOTE 7 -- REAL ESTATE HELD FOR SALE OR DEVELOPMENT

     Real estate held for sale or development includes the following:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1994       1993
                                                                     ------     ------
        Real estate held for sale, development or investment.......  $  997     $4,216
        Investments in and loans to real estate ventures...........     250        807
                                                                     ------     ------
                                                                      1,247      5,023
        Allowance for estimated real estate losses.................    (476)      (935)
                                                                     ------     ------
                                                                     $  771     $4,088
                                                                     ======     ======

     The net realizable value of the investments is dependent upon real estate values, the local economies, and real estate sales activity. Management evaluates the adequacy of the allowance for estimated real estate losses by incorporating these factors.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     Pre-tax loss from real estate operations (excluding interest income on loans to real estate ventures) is summarized as follows:

                                                                      DECEMBER 31,
                                                             ------------------------------
                                                              1994       1993        1992
                                                             ------     ------     --------
    Gross profit from real estate operations...............  $1,165     $  491     $  5,020
    Less expenses allocated(1):
      General and administration...........................     546        243        1,053
      Legal costs and settlement...........................   1,055         87           24
      Interest.............................................      13         61          920
      Provisions for estimated real estate losses..........     163      1,010       18,309
                                                             ------     ------     --------
    Net loss from real estate operations...................  $ (612)    $ (910)    $(15,286)
                                                             ======     ======     ========

- ---------------

(1) Allocated general and administrative expenses are based on personnel and other costs incurred in the Bank's real estate operations. Interest is allocated based upon the Bank's average cost of funds devoted to such operations.

     Summarized below is condensed financial information for the Bank's real estate ventures:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994         1993
                                                                   ------       ------
        ASSETS:
        Cash.....................................................  $  171       $1,606
        Development costs........................................   1,142        1,142
        Other assets.............................................      52        1,490
                                                                   ------       ------
                                                                   $1,365       $4,238
                                                                   ======       ======

        LIABILITIES:
        Total liabilities........................................  $  975       $3,267
                                                                   ======       ======

        EQUITY:
        PriMerit Bank............................................     250          807
        Other investors..........................................     140          164
                                                                   ------       ------
                                                                      390          971
                                                                   ------       ------
                                                                   $1,365       $4,238
                                                                   ======       ======

NOTE 8 -- PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1994        1993
                                                                   -------     -------
        Land.....................................................  $ 4,066     $ 4,057
        Buildings and leasehold improvements.....................   18,381      16,872
        Furniture, fixtures and equipment........................   26,970      26,289
                                                                   -------     -------
                                                                    49,417      47,218
        Less: Accumulated depreciation and amortization..........   27,751      24,892
                                                                   -------     -------
                                                                   $21,666     $22,326
                                                                   =======     =======

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     The Bank leases certain of its facilities under noncancelable operating lease agreements. The more significant of these leases have terms expiring between 1994 and 2029 and provide for renewals subject to certain escalation clauses. The following is a schedule of net future minimum rental payments under various operating lease agreements that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1994:

                                                        TOTAL       TOTAL        NET
                                                       MINIMUM     MINIMUM     MINIMUM
                        YEAR ENDING                     LEASE      SUBLEASE     LEASE
                       DECEMBER 31,                    PAYMENTS    RECEIPTS    PAYMENTS
        -------------------------------------------    --------    --------    --------
             1995..................................   $ 5,026      $ 2,664     $ 2,362
             1996..................................     4,988        2,580       2,408
             1997..................................     4,950        2,213       2,737
             1998..................................     4,602        1,926       2,676
             1999..................................     3,969        1,613       2,356
          Thereafter...............................    46,608        2,275      44,333
                                                      -------      -------     -------
                                                      $70,143      $13,271     $56,872
                                                      =======      =======     =======

Net rental expense was approximately $2,737 in 1994, $3,099 in 1993, and $2,964 in 1992.

NOTE 9 -- DEPOSITS

     Deposits are summarized as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1994           1993
                                                              ----------     ----------
        Interest bearing demand and money market deposits...  $  313,949     $  324,011
        Non-interest bearing demand deposits................      69,294         64,797
        Savings deposits....................................      78,876         86,781
                                                              ----------     ----------
        Total transaction accounts..........................     462,119        475,589
        Certificates of deposit:
          < $100,000........................................     608,872        580,018
          > $100,000........................................     168,958        152,245
          -                                                   ----------     ----------
        Total certificates of deposit.......................     777,830        732,263
                                                              ----------     ----------
                                                              $1,239,949     $1,207,852
                                                              ==========     ==========
        Average annual interest rate at end of year.........    3.97%          3.56%
                                                              ==========     ==========

     The above balance includes $5.8 million deposited by the State of Nevada that is collateralized by single-family residential loans and debt securities with a fair value of approximately $8.5 million at December 31, 1994. There were no brokered deposits at December 31, 1994 and December 31, 1993.

     Interest expense on deposits for the years ended December 31, is summarized as follows:

                                                         1994        1993        1992
                                                        -------     -------     -------
        Interest bearing demand and money market
          deposits....................................  $ 8,740     $ 8,578     $ 8,915
        Savings deposits..............................    2,135       2,364       1,779
        Certificates of deposit.......................   33,241      46,701      75,280
                                                        -------     -------     -------
        Total deposit interest expense................  $44,116     $57,643     $85,974
                                                        =======     =======     =======

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     Certificates of deposit maturity schedule:

                                       CERTIFICATES MATURING ON OR PRIOR TO DECEMBER 31,
             INTEREST RATE       -------------------------------------------------------------
               CATEGORY            1995      1996      1997      1998      1999     THEREAFTER
        -----------------------  --------   -------   -------   -------   -------   ----------
        2.99% and lower........  $  3,793   $    88   $    14   $    13   $     8    $      9
        3.00% to 3.99%.........   298,360     7,253        93        --        --          27
        4.00% to 4.99%.........   171,177    23,046     9,141     2,140         5          --
        5.00% to 5.99%.........    14,679    22,828    16,086    19,897    10,182      13,498
        6.00% to 6.99%.........       909     2,698    39,614       360    19,641      11,484
        7.00% to 7.99%.........     2,398    34,484     5,756        14    15,163         203
        8.00% to 8.99%.........    32,069        79        --        --        --         136
        9.00% and over.........        53        --        33       399        --          --
                                 --------   -------   -------   -------   -------    --------
                                 $523,438   $90,476   $70,737   $22,823   $44,999    $ 25,357
                                 ========   =======   =======   =======   =======    ========

NOTE 10 -- SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The Bank sells securities under agreements to repurchase (reverse repurchase agreements). Reverse repurchase agreements are treated as borrowings and are reflected as liabilities in the accompanying Consolidated Statements of Financial Condition. Reverse repurchase agreements are summarized as follows:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1994         1993
                                                                 --------     --------
        Balance at year end....................................  $281,935     $259,041
        Accrued interest payable at year end...................     3,335        3,871
        Daily average amount outstanding during year...........   222,620      305,123
        Maximum amount outstanding at any month end............   281,935      367,859
        Weighted average interest rate during the year.........      4.95%        4.30%
        Weighted average interest rate on year end balances....      6.37%        4.31%

     All agreements are collateralized by MBS and U.S. Treasury Notes and require the Bank to repurchase identical securities as those which were sold. The MBS collateralizing the agreements are reflected as assets with a carrying value of $16,970 in excess of borrowing amount and a weighted average maturity of 1.35 years. Agreements were transacted with the following dealers: Morgan Stanley & Co., Inc., Lehman Brothers, and Bear Stearns. Reverse repurchase agreements are collateralized as follows:

                                                               DECEMBER 31,
                                              -----------------------------------------------
                                                      1994                      1993
                                              ---------------------     ---------------------
                                                BOOK         FAIR         BOOK         FAIR
                                               VALUE        VALUE        VALUE        VALUE
                                              --------     --------     --------     --------
    MBS.....................................  $258,477     $258,477     $280,928     $280,928
    U.S. Treasury Notes.....................    40,428       40,191           --           --
                                              --------     --------     --------     --------
                                              $298,905     $298,668     $280,928     $280,928
                                              ========     ========     ========     ========

     At December 31, 1994, outstanding borrowings of $144,438 were in accordance with a long-term agreement executed with one dealer. The agreement, which allows for a maximum borrowing of $300,000 with no minimum, matures in July 1997. The interest rate on the borrowings is adjusted monthly based upon a spread over or under the one month London Interbank Offering Rate (LIBOR), dependent upon the underlying collateral.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     The Bank is also party to two separate flexible reverse repurchase agreements (flex repos) totaling $19,661 at December 31, 1994. A flex repo represents a long-term fixed-rate contract to borrow funds through a primary dealer, collateralized by MBS with a flexible repayment schedule. The principal balance of the Bank's flex repo agreements will decline over the stated maturity period based upon the counterparty's need for the funds.

     Principal payments on flex repos at December 31, 1994 are projected as follows. Actual principal payments may differ from those shown below due to the actual timing of the funding being faster or slower than originally projected.

                                                                  FLEX          FLEX
                         PROJECTED REPAYMENT                     REPO-1        REPO-2
        ------------------------------------------------------  ---------     ---------
        12 months.............................................     $  500       $15,222
        24 months.............................................      3,939            --
                                                                ---------     ---------
                                                                   $4,439       $15,222
                                                                =========     =========
        Maturity date.........................................  July 1996     June 1995
        Interest rate.........................................       8.86%         8.65%
                                                                =========     =========

NOTE 11 -- BORROWINGS

     Borrowings are summarized as follows:

                                                                      DECEMBER 31,
                                                                  --------------------
                                                                    1994        1993
                                                                  --------     -------
        Advances from FHLB......................................  $ 99,400     $71,000
        Notes payable...........................................     8,135       8,265
                                                                  --------     -------
                                                                  $107,535     $79,265
                                                                  ========     =======

     Borrowings coupon interest rates are as follows:

                                                              1994            1993
                                                          ------------    ------------
        Advances from FHLB..............................   4.30%-8.23%     4.30%-8.23%
        Notes payable...................................   8.20%-8.50%     8.00%-8.50%

     Principal payments on borrowings at December 31, 1994 are due as follows:

                                                                     ADVANCES
                                                       INTEREST        FROM        NOTES
                                                         RATE          FHLB       PAYABLE
                                                     ------------    --------     -------
        12 months..................................   4.30%-8.20%     $50,000      $  140
        24 months..................................   4.40%-8.50%      10,000       7,995
        36 months..................................         8.23%       6,000          --
        48 months..................................         5.01%       5,000          --
        60 months..................................         8.23%      25,000          --
        84 months..................................         7.52%       3,400          --
                                                                      -------      ------
                                                                      $99,400      $8,135
                                                                      =======      ======
        Weighted average interest rate...........................       5.682%      7.795%
                                                                      =======      ======

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     Borrowings are collateralized as follows:

                                                       1994                      1993
                                               ---------------------     --------------------
                                                 BOOK         FAIR         BOOK        FAIR
                                                VALUE        VALUE        VALUE        VALUE
                                               --------     --------     --------     -------
    MBS......................................  $ 13,971     $ 13,971     $ 14,797     $14,797
    Real estate loans........................   140,000       99,400       98,860      71,000
                                               --------     --------     --------     -------
                                               $153,971     $113,371     $113,657     $85,797
                                               ========     ========     ========     =======

     In 1994, the FHLB approved a Financing Availability for the Bank which currently totals 25 percent of the Bank's assets with terms up to 360 months. All borrowings from the FHLB must be collateralized by mortgages or securities. The Bank also has the capability of borrowing up to $5,000 in federal funds from Bank of America. On December 31, 1994 and 1993, there were no outstanding draws from this line of credit which expires August, 1995.

NOTE 12 -- INCOME TAXES

     The Bank utilizes the accrual basis of accounting for tax purposes. Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction (unrelated to the amount of losses charged to earnings) based on a percentage of taxable income (currently eight percent). Under SFAS No. 109, no deferred taxes are provided on tax bad debt reserves arising prior to December 31, 1987 unless it becomes apparent that these differences will reverse in the foreseeable future. At December 31, 1994, the tax bad debt reserves not expected to be reversed are $14,300, resulting in a retained earnings benefit of $5,000.

     The following is a summary of the provision for income tax expense
(benefit):

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1994        1993        1992
                                                            ------     --------     -------
    Current
      Federal.............................................  $5,276     $ (6,051)    $ 6,923
      State...............................................      17          (82)        150
                                                            ------     --------     -------
                                                             5,293       (6,133)      7,073
                                                            ------     --------     -------
    Deferred
      Federal.............................................     997       12,632      (6,970)
      State...............................................     101          210         (12)
      Tax rate change.....................................      --         (364)         --
                                                            ------     --------     -------
                                                             1,098       12,478      (6,982)
                                                            ------     --------     -------
                                                            $6,391     $  6,345     $    91
                                                            ======     ========     =======

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     The components of the net deferred income tax provision (benefit) resulting from timing differences in the recognition of revenue and expense for financial reporting purposes in different accounting periods than for income tax purposes are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1994       1993        1992
                                                             ------     -------     -------
    Deferred loan fees/costs...............................  $1,068     $  (186)    $  (676)
    Installment sales revenue..............................    (503)       (288)       (352)
    Provisions for loan losses.............................     (31)       (934)         --
    Book versus tax real estate income.....................     376      12,846      (4,069)
    Book versus tax depreciation...........................    (420)       (263)       (116)
    Collateralized mortgage obligations -- principal
      amortization.........................................     473         827        (544)
    Delinquent interest....................................     (92)        611        (354)
    FHLB stock dividends...................................     251          54        (587)
    Other deferred income..................................      18         169         205
    Other expense and loss provisions not deductible until
      paid.................................................     (42)          6        (489)
    Tax rate change........................................      --        (364)         --
                                                             ------     -------     -------
    Deferred income tax expense (benefit)..................  $1,098     $12,478     $(6,982)
                                                             ======     =======     =======

     The income tax benefit reported on the Consolidated Statements of Financial Condition include the following asset (liability) components at December 31:

                                                                     1994       1993
                                                                    ------     -------
        Current:
          Federal.................................................  $  452     $ 7,197
          State...................................................      16         214
                                                                    ------     -------
                                                                       468       7,411
                                                                    ------     -------
        Deferred:
          Federal.................................................   3,587      (5,305)
          State...................................................      --          43
                                                                    ------     -------
                                                                     3,587      (5,262)
                                                                    ------     -------
                                                                    $4,055     $ 2,149
                                                                    ======     =======

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     At December 31, the net deferred tax asset (liability) is comprised of the following items:

                                                                   1994         1993
                                                                 --------     --------
        Deferred tax assets:
          Allowance for estimated loan losses..................  $  6,198     $  5,785
          Securities available for sale (SFAS 115).............     5,098           --
          Real estate held for sale............................     5,267        4,865
          Delinquent interest..................................     1,038          960
          Compensation/Pension.................................       483          447
          Collateralized mortgage obligations..................       351          390
          Other................................................       260          164
                                                                 --------     --------
                                                                   18,695       12,611
                                                                 --------     --------
        Deferred tax liabilities:
          Tax bad debt reserve.................................    (2,887)      (2,381)
          Securities available for sale (SFAS 115).............        --       (4,717)
          Loan fees/costs......................................    (5,188)      (2,933)
          Installment sales....................................    (1,441)      (1,973)
          Depreciation.........................................    (1,063)      (1,914)
          FHLB stock...........................................    (2,087)      (1,644)
          Other................................................    (2,442)      (2,311)
                                                                 --------     --------
                                                                  (15,108)     (17,873)
                                                                 --------     --------
                                                                 $  3,587     $ (5,262)
                                                                 ========     ========

     No valuation allowance has been recorded for deferred tax assets as all assets are expected to be realized through terms of the tax sharing agreement with Southwest.

     The effective tax rates in 1994, 1993 and 1992 differ from the federal statutory tax rate of 35% in 1994 and 1993 and 34% in 1992. The sources of these differences and the effect of each are summarized as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                         -----------------------------
                                                         1994        1993        1992
                                                         -----       -----       -----
        Computed "expected" tax provision
          (benefit)................................       35.0%       35.0%      (34.0)%
        Increase (reduction) in taxes resulting
          from:
          Bad debt deduction.......................         --          --       (25.3)
          Goodwill amortization and write-offs.....        9.6        34.9        14.5
          Provisions for estimated credit losses...         --          --        49.4
          Gain on sale of real estate..............         --          --        (6.0)
          Tax rate change..........................         --        (3.7)         --
          Other....................................         .8        (2.1)        2.3
                                                         -----       -----       -----
        Effective tax rate (benefit)...............       45.4%       64.1%        0.9%
                                                         =====       =====       =====

     The provisions for income taxes related to the gain on sale of loans and debt securities were $98 in 1994, $3,403 in 1993, and $6,089 in 1992.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

NOTE 13 -- REGULATORY MATTERS

  Regulatory Capital

     The Bank is subject to various capital adequacy requirements under a uniform framework by the federal banking agencies. Specific capital guidelines require the Bank to maintain minimum amounts and ratios as set forth below.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required the federal banking agencies to adopt regulations implementing a system of progressive constraints as capital levels decline at banks and savings institutions. The federal banking agencies have enacted uniform "prompt corrective action" rules which classify banks and savings institutions into one of five categories based upon capital adequacy, ranging from "well capitalized" to "critically undercapitalized." Banks become subject to prompt corrective action when their ratios fall below "adequately capitalized" status. A reconciliation of stockholder's equity, as shown in the accompanying Consolidated Statements of Financial Condition, to the FDICIA capital standards and the Bank's resulting ratios are set forth in the table below.

                                          DECEMBER 31, 1994                      DECEMBER 31, 1993
                                 ------------------------------------   ------------------------------------
                                   TOTAL        TIER 1       TIER 1       TOTAL        TIER 1       TIER 1
                                 RISK-BASED   RISK-BASED    LEVERAGE    RISK-BASED   RISK-BASED    LEVERAGE
                                 ----------   ----------   ----------   ----------   ----------   ----------
Stockholder's equity...........   $166,388     $166,388    $  166,388    $176,943     $176,943    $  176,943
Capital adjustments:
  Nonsupervisory goodwill......    (40,376)     (40,376)   $  (40,376)    (42,464)     (42,464)      (42,464)
  Supervisory goodwill.........    (18,661)     (18,661)      (18,661)    (14,422)     (14,422)      (14,422)
  Real estate investment.......     (1,325)        (194)         (194)       (478)          --            --
  Unrealized loss, net of tax,
     on debt securities
     available for sale........      9,467        9,467         9,467          --           --            --
  General loan loss reserves...     11,512           --            --      11,008           --            --
                                  --------     --------    ----------    --------     --------    ----------
Regulatory capital.............   $127,005     $116,624    $  116,624    $130,587     $120,057    $  120,057
                                  ========     ========    ==========    ========     ========    ==========
Regulatory capital ratio.......      13.88%       12.75%         6.62%      14.92%       13.71%         7.14%
Adequately capitalized required
  ratio........................       8.00         4.00          4.00        8.00         4.00          4.00
                                  --------     --------    ----------    --------     --------    ----------
Excess.........................       5.88%        8.75%         2.62%       6.92%        9.71%         3.14%
                                  ========     ========    ==========    ========     ========    ==========
Asset base.....................   $914,812     $914,812    $1,760,801    $875,387     $875,387    $1,681,952
                                  ========     ========    ==========    ========     ========    ==========

     As of December 31, 1994 and 1993, the Bank exceeded the adequately capitalized ratios and was categorized as "well capitalized."

     The regulatory capital standards contain certain phase-in requirements concerning the amount of supervisory goodwill which is includable in tier 1 and risk-based capital as well as the amount of real estate investments which are required to be deducted from capital under all three standards. On January 1, 1995, all supervisory goodwill must be deducted from regulatory capital. Based upon this limitation, the Bank's risk-based and tier 1 capital levels declined by $6.6 million on January 1, 1995.

     The decline in the Bank's capital ratios over prior year-end is principally the result of the change in the allowable supervisory goodwill and the inclusion of $8.8 million of unrealized gain, net of tax, on debt securities available for sale in regulatory capital for 1993 versus the exclusion of such unrealized gain
(loss) for 1994; partially offset by year-to-date net income of $7.7 million. At December 31, 1994, under fully phased-in capital rules applicable at July 1, 1996, the Bank would have exceeded the "adequately capitalized" fully phased-in, total risk-based, tier 1 risk-based, and tier 1 leverage ratios by $46.7 million, $72.8 million and $38.7 million, respectively.

     The Bank is subject to an Office of Thrift Supervision (OTS) regulation requiring institutions with IRR exposure classified as "above normal" to reduce their risk-based capital by 50 percent of the amount by which the IRR exposure

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

exceeds a specified "normal" threshold. The normal IRR threshold is defined as a two percent decline of an institution's net portfolio value as a percentage of its market value of assets after a hypothetical 200 basis point immediate and sustained increase or decrease in market interest rates. The reduction of an institution's risk-based capital resulting from its exceeding the IRR threshold becomes effective at the end of the third calendar quarter after the measurement date, unless the institution's IRR exposure returns to a "normal" level or below in the interim.

     Based on the OTS's measurement of the Bank's IRR as of September 30, 1994 and as of December 31, 1994 the Bank may be required to reduce its risk-based capital by approximately $1.5 million on June 30, 1995 and $1.9 million on September 30, 1995, in the absence of corrective action to reduce the Bank's IRR exposure or significant change in market interest rates in the interim. As of December 31, 1994, the Bank has sufficient risk-based capital to allow it to continue to be classified as "well capitalized" under FDICIA capital requirements after such a reduction for IRR exposure. Management is currently reviewing possible strategies for reducing the Bank's IRR exposure to a "normal" level or below.

  Other Regulatory Matters

     In conjunction with the acquisition of the Bank in 1986, Southwest agreed that as long as it controls the Bank, adequate capital as required by applicable regulations, will be maintained at the Bank and if required, Southwest will infuse additional capital into the Bank to assure compliance with such requirements. Even though the Bank met all existing regulatory capital requirements, on October 16, 1991, Southwest committed to make an additional $20 million capital contribution to the Bank in order to further improve the Bank's capital position. Under this commitment, Southwest contributed $10 million in 1991 and $10 million in 1992 in exchange for common stock of the Bank. Southwest does not anticipate making future capital contributions to the Bank.

     Pursuant to the acquisition of the Bank by Southwest, the OTS stipulated that dividends paid by the Bank to Southwest could not exceed 50 percent of the Bank's cumulative net earnings after the date of acquisition. Since the acquisition, the Bank's cumulative net earnings are $37,132, resulting in maximum dividends of $18,566 as of December 31, 1994. Since the acquisition, the Bank has paid Southwest $1,776 in capital distributions, net of the $20 million capital contribution received from Southwest.

     Capital distributions, including dividends, are also governed by an OTS regulation which limits distributions by applying a tiered system based on capital levels. Under the regulation, the Bank is restricted to paying no more than 75 percent of its net income over the preceding 4 quarters to Southwest. The Bank did not pay any dividends to Southwest during 1994, 1993 or 1992.

NOTE 14 -- EMPLOYEE BENEFITS

  Pension Plan

     The Bank maintains a defined benefit pension plan for substantially all of its employees. The Bank's policy is to fund the pension expense accrued for each year but not less than the minimum required contribution nor more than the tax deductible limit. Pension expense was $119 in 1994, $478 in 1993, and $524 in 1992. The terms of the pension plan are the same for the years ended December 31, 1993 and 1992. In 1994, the Board of Directors approved the curtailment of the defined benefit pension plan effective April 1, 1994. Under the terms of the curtailment, employees that have not satisfied the eligibility requirements under the plan will not be eligible to participate in the plan. Except for vesting purposes, credited service accruals will cease for all participants, but future compensation will continue to be used

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

when calculating final benefits upon termination, disability, death or retirement. Net periodic pension expense included the following components:

                                                              YEAR ENDED DECEMBER 31,
                                                             -------------------------
                                                             1994      1993      1992
                                                             -----     -----     -----
        Service cost.......................................  $  --     $ 458     $ 493
        Interest cost......................................    288       291       290
        Actual return on plan assets.......................     64      (186)     (122)
        Net amortization and deferral......................   (233)      (85)     (137)
                                                             -----     -----     -----
        Net periodic pension expense.......................  $ 119     $ 478     $ 524
                                                             =====     =====     =====

     Accumulated plan benefit information estimated by consulting actuaries and net assets of the Bank's defined benefit pension plan are:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1994       1993
                                                                     ------     ------
        Actuarial present value of accumulated plan benefits:
          Vested...................................................  $  777     $2,235
          Nonvested................................................     253        609
                                                                     ------     ------
                                                                     $1,030     $2,844
                                                                     ------     ------
        Market value of plan assets................................  $2,412     $3,537
                                                                     ======     ======

     The assumptions used in determining the actuarial present value of the accumulated plan benefit obligation at December 31, 1994 and 1993 are as follows: The weighted average discount rate used was 8.5% for 1994 and 7.5% for 1993. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% and the expected long-term rate of return on assets used was 8.0% for both years.

     The following table sets forth the amounts recognized in the Bank's Consolidated Statements of Financial Condition:

                                                                       DECEMBER 31,
                                                                    ------------------
                                                                     1994       1993
                                                                    ------     -------
        Projected benefit obligation..............................  $2,349     $ 4,613
        Market value of plan assets...............................   2,412       3,537
                                                                    ------     -------
        Unfunded (overfunded) projected benefit obligation........     (63)      1,076
        Net transition liability..................................     356         407
        Unrecognized prior service cost...........................     (82)       (103)
        Unrecognized net loss.....................................    (336)     (1,373)
                                                                    ------     -------
        Pension liability/(Prepaid pension asset).................  $ (125)    $     7
                                                                    ======     =======

  Employees' 401K Plan

     Effective January 1, 1988, the Bank offered to all its eligible employees participation in the Employees' 401K Plan of PriMerit Bank (Plan). The Plan provides for purchases of certain investment vehicles by eligible employees through annual payroll deductions of up to 15% of base compensation, with a statutory limitation of $9.2. In 1994, the Bank contributed annual amounts of up to 6.0% of an employee's base compensation up to a maximum of $9.0. These contributions are used by the Plan to purchase Southwest common stock. During 1992 and 1993, the Bank contributed

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

annual amounts of up to 1.5% for 1992 and 3.0% for 1993 of an employee's base compensation up to a maximum of $2.2 and $4.5, respectively.

NOTE 15 -- INTEREST RATE RISK MANAGEMENT

     The Bank is exposed to IRR resulting from (a) timing differences in the maturity and/or repricing of the Bank's assets, liabilities, and off-balance sheet contracts; (b) the exercise of options embedded in the Bank's financial instruments and accounts, such as prepayments of loans before scheduled maturity, caps on the amounts of interest rate movement permitted for adjustable-rate loans, and withdrawals of funds on deposit with and without stated terms to maturity; and (c) differences in the behavior of lending and funding rates, referred to as basis risk. The role of the Bank's asset/liability management function is to prevent the erosion of the Bank's earnings and equity capital due to interest rate fluctuations. Changes in the Bank's IRR exposure affect the current market values of the Bank's loan, debt securities, deposit and borrowing portfolios, as well as the Bank's future earnings. The level of the Bank's IRR exposure can also adversely affect the Bank's regulatory capital.

     The Bank's Board of Directors (BOD) has established certain guidelines to manage the exposure of the Bank's net interest income, net income, and net portfolio value (NPV) to interest rate fluctuations. NPV represents a theoretical estimate of the market value of the Bank's stockholder's equity, calculated as the net present value of expected cash flows from financial assets and liabilities, plus the book values of all non-financial assets and liabilities. The guidelines include limits on the Bank's overall IRR exposure, methods of accountability and specific reports to be provided to the BOD by management for periodic review, and establishes acceptable activities and instruments to manage IRR.

     The Bank maintains an IRR simulation model which enables the Bank to measure IRR exposure using various assumptions and interest rate scenarios, and to incorporate alternative strategies for the reduction of IRR exposure. The Bank measures its IRR using several methods to provide a comprehensive view of its IRR from various perspectives. These methods include projection of current NPV and future periods' net interest income after rapid and sustained interest rate movements, static analysis of repricing and maturity mismatches, or gaps, between assets and liabilities, and analysis of the size and sources of basis risk.

     Using the Bank's IRR simulation model, the following table presents management's estimate of the Bank's NPV after a hypothetical, instantaneous 200 basis points (bps) change in the market interest rates at December 31, 1994 and 1993:

                       CHANGE IN                   ESTIMATED NPV         ESTIMATED NPV
                    INTEREST RATES               DECEMBER 31, 1994     DECEMBER 31, 1993
        ---------------------------------------  -----------------     -----------------
        +200 bps...............................      $ 102,192             $ 113,128
          0....................................      $ 143,020             $ 132,827
        -200 bps...............................      $ 155,585             $ 123,742

     As shown above, the Bank's estimated NPV increased from December 31, 1993 to December 31, 1994 by $10.2 million and $31.8 million under assumed changes in market interest rates of zero bps and -200 bps, respectively. Over the same period, however, the Bank's estimated NPV declined by $10.9 million under an assumed change in market rates of +200 bps.

     During 1994, market interest rates generally increased. Although the Bank's estimated NPV had been expected to decline in a rising rate environment in IRR simulations as of December 31, 1993, the opposite actually occurred as a result of actions taken by management. During 1994, the intangible value of the Bank's core deposits increased as the Bank was able to lag increases in the interest rates it pays on such deposits relative to increases in market interest rates. During 1994, management also acted to acquire long-term deposits and borrowings at historically low interest rates, and implemented several off-balance sheet hedges to effectively convert certain fixed-rate loans to adjustable-rate loans. These

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

actions had a net effect of outweighing other declines in the estimated market values of the Bank's assets, resulting in a net increase in the Bank's estimated NPV as of December 31, 1994. These actions also benefited the Bank's net interest margin and resulted in an increase in the net yield of the Bank's interest-earning assets from 3.15% in 1993 to 3.69% in 1994.

     Management also measures the Bank's IRR using static gap analysis to further identify sources of IRR and its potential impact on the Bank's net interest income. Static gap analysis measures the difference between financial assets and financial liabilities scheduled and expected to mature or reprice within a specified time period. The gap for that period is positive when repricing and maturing assets exceed repricing and maturing liabilities. The gap for that period is negative when repricing and maturing liabilities exceed repricing and maturing assets. A positive or negative cumulative gap indicates in a general way how the Bank's net interest income should respond to interest rate fluctuations. A positive cumulative gap for a period generally means that rising interest rates would be reflected sooner in financial assets than in financial costing liabilities, thereby increasing net interest income over that period. A negative cumulative gap for a period would produce an increase in net interest income over that period if interest rates declined.

     At December 31, 1994 and 1993, the Bank's cumulative one-year static gap was ($144.9) million and ($39.4) million, respectively, or eight percent and two percent of financial assets.

     The financial instruments approved by the BOD to manage the Bank's IRR exposure in its balance sheet include the Bank's debt security portfolio, interest rate swaps, interest rate caps, interest rate collars, interest rate futures, and put and call options. These financial instruments provide effective methods of reducing the impact of changes in interest rates on the market values of and earnings provided by the Bank's financial assets and liabilities. The Bank also actively manages its retail and wholesale funding sources to minimize its cost of funds and provide stable funding sources for its loan and investment portfolios. Management's use of particular financial instruments is based on a complete analysis of the Bank's current IRR exposure and the projected effect of any proposed strategy on the Bank's IRR exposure. In addition, to manage the IRR exposure associated with the Bank's held for sale loan portfolio, the Bank utilizes forward sale commitments.

     At December 31, 1994 and 1993, the Bank utilized interest rate swap agreements as a hedge to convert fixed-rate loans into adjustable-rate loans. The agreements require the Bank to make fixed-rate payments and in turn, the Bank receives floating rate payments based on the six month LIBOR.

     The following table presents the notional amount of interest rate swaps outstanding, unrealized gains and losses of the swaps, the weighted average interest rates payable and receivable, and the remaining term.

                                                        DECEMBER 31, 1994
                             -----------------------------------------------------------------------
                             FIXED-RATE     VARIABLE RATE     NOTIONAL     UNREALIZED     UNREALIZED
             MATURITY           PAID          RECEIVED         AMOUNT         GAIN           LOSS
        -------------------  ----------     -------------     --------     ----------     ----------
        1-3 Years..........     6.70%            5.56%         $21,400       $  652          $ --
        3-5 Years..........     7.22             5.66           26,150          833            --
        5-10 Years.........     6.88             5.76           24,900        1,506            (5)
                                ----             ----          -------       ------           ---
                                6.95%            5.66%         $72,450       $2,991           $(5)
                                ====             ====          =======       ======           ===

                                                        DECEMBER 31, 1993
                             -----------------------------------------------------------------------
                             FIXED-RATE     VARIABLE RATE     NOTIONAL     UNREALIZED     UNREALIZED
             MATURITY           PAID          RECEIVED         AMOUNT         GAIN           LOSS
        -------------------  ----------     -------------     --------     ----------     ----------
        5-10 Years.........     5.45%          3.55%           $7,500         $169           $--
                                ====           ====            ======         ====           ===

     The notional amount of interest rate swaps do not represent amounts exchanged by the parties and, thus, are not a measure of the Bank's exposure through its use of derivatives. The amounts exchanged are determined by reference to the notional amounts and the interest rates.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

     The Bank is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations. The Bank deals only with highly rated broker/dealers. The current credit exposure of derivatives is represented by the fair value of contracts with a positive fair value (unrealized gain) at the reporting date.

     During 1992, in conjunction with the restructuring of the Bank's balance sheet, through the sale of long term fixed-rate assets, $300 million (notional amount) of interest rate swaps hedging such assets were cancelled at a cost of $14,087, which is included as an expense in the accompanying Consolidated Statements of Operations. In addition, $35 million (notional amount) of interest rate swaps matured during 1992. No interest rate swaps matured or were terminated during 1993 and 1994. The interest rate swap agreements at December 31, 1994 are collateralized with MBS with a fair value of $2,723. The net expense on interest rate swaps of $485, $24 and $4,794 in 1994, 1993 and 1992, respectively, are included in interest expense as a cost of hedging activities in the accompanying Consolidated Statements of Operations.

     The Bank is also exposed to IRR through the issuance of fixed-rate loan commitments and builder loan commitments. Fixed-rate loan commitments represent firm commitments to originate loans secured by real estate to specific borrowers at a specified rate of interest. Builder commitments represent agreements to home builders for the Bank to provide loans secured by real estate to unspecified qualified customers of the builder at interest rates not to exceed specified levels. Fixed-rate loan commitments generally expire in 30 to 60 days and builder commitments generally expire within 6 to 12 months. The Bank generally receives a fee for both of these types of commitments. Many of the commitments are expected to expire without fully being drawn upon; therefore, the total commitments do not necessarily represent future cash requirements.

     The Bank hedges IRR on fixed-rate loan commitments expected to be sold in the secondary market and the inventory of loans held for sale through a combination of commitments from permanent investors, optional delivery commitments, and mandatory forward contracts. Outstanding firm commitments to sell loans represent agreements to sell loans to a third party at a specified price on a specified date. These commitments are used to hedge loans for sale and to hedge outstanding commitments to originate loans. Outstanding master commitments to sell loans represent agreements to sell a stated volume of loans to a third party within a specified period of time without regard to price. Master commitments are entered in order to ensure availability of a buyer for loans meeting specified underwriting criteria and to maximize the sales price at the time a firm commitment is executed. Related hedging gains and losses are recognized at the time gains and losses are recognized on the related loans. See
Note 2 -- "Fair Value of Financial Instruments" for commitments outstanding and their estimated fair value.

NOTE 16 -- LEGAL PROCEEDINGS

     The Bank has been named as defendant in various legal proceedings. The ultimate dispositions of these proceedings are not presently determinable; however, it is the opinion of management, based upon the advice of counsel, that no litigation to which the Bank or any of its subsidiaries is subject will have a material adverse impact on the Bank's financial condition or results of operations.

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

NOTE 17 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                              QUARTER         QUARTER         QUARTER          QUARTER
                               ENDED           ENDED           ENDED            ENDED
                             MARCH 31         JUNE 30      SEPTEMBER 30      DECEMBER 31      YEAR ENDED
                             ---------        --------     -------------     ------------     ----------
    1994
    Interest income........   $ 28,045        $ 29,124        $ 29,894         $ 31,371        $118,434
    Interest expense.......    (14,049)        (14,200)        (14,867)         (16,674)        (59,790)
    Provision for estimated
      credit losses........     (1,434)         (2,275)         (1,493)          (2,028)         (7,230)
                              --------        --------        --------         --------        --------
    Net interest income
      after provisions for
      estimated credit
      losses...............     12,562          12,649          13,534           12,669          51,414
    Net income (loss) from
      real estate
      operations...........       (485)            595            (108)            (614)           (612)
    Other income...........      3,812           2,418           2,259            2,142          10,631
    Other expenses.........    (11,954)        (11,738)        (12,081)         (11,596)        (47,369)
                              --------        --------        --------         --------        --------
    Earnings before
      provision for income
      taxes................      3,935           3,924           3,604            2,601          14,064
    Provision for income
      taxes................      1,746           1,748           1,627            1,270           6,391
                              --------        --------        --------         --------        --------
    Net earnings...........   $  2,189        $  2,176        $  1,977         $  1,331        $  7,673
                              ========        ========        ========         ========        ========

    1993
    Interest income........   $ 35,997        $ 34,976        $ 31,881         $ 29,471        $132,325
    Interest expense.......    (22,240)        (20,906)        (17,267)         (14,663)        (75,076)
    Provision for estimated
      credit losses........     (1,123)         (1,180)         (2,742)          (1,167)         (6,212)
    Net interest income
      after provisions for
      estimated credit
      losses...............     12,634          12,890          11,872           13,641          51,037
    Net income (loss) from
      real estate
      operations...........       (163)           (206)             57             (598)           (910)
    Other income (loss)....      2,040          (3,482)          9,335            4,156          12,049
    Other expenses.........    (13,028)        (13,200)        (12,986)         (13,066)        (52,280)
                              --------        --------        --------         --------        --------
    Earnings (loss) before
      provision for income
      taxes................      1,483          (3,998)          8,278            4,133           9,896
    Provision for income
      taxes................        874             719           2,937            1,815           6,345
    Cumulative effect of
      change in method of
      accounting for income
      taxes................      3,045              --              --               --           3,045
                              --------        --------        --------         --------        --------
    Net earnings (loss)....   $  3,654        $ (4,717)       $  5,341         $  2,318        $  6,596
                              ========        ========        ========         ========        ========

                                 PRIMERIT BANK

                             (DOLLARS IN THOUSANDS)

                              QUARTER      QUARTER         QUARTER          QUARTER
                               ENDED        ENDED           ENDED            ENDED
                             MARCH 31      JUNE 30      SEPTEMBER 30      DECEMBER 31      YEAR ENDED
                             ---------     --------     -------------     ------------     ----------
    1992
    Interest income........   $ 47,552     $ 44,910        $ 37,818         $ 35,398       $ 165,678
    Interest expense.......    (33,041)     (30,933)        (25,315)         (22,628)       (111,917)
    Provision for estimated
      credit losses........     (8,590)      (2,242)         (1,016)          (2,281)        (14,129)
                              --------     --------        --------         --------       ---------
    Net interest income
      after provisions for
      estimated credit
      losses...............      5,921       11,735          11,487           10,489          39,632
    Net loss from real
      estate operations....     (2,773)      (6,769)         (3,906)          (1,838)        (15,286)
    Other income...........      2,509        3,306           3,807            5,770          15,392
    Other expenses.........    (10,644)     (12,779)        (12,699)         (13,343)        (49,465)
                              --------     --------        --------         --------       ---------
    Earnings (loss) before
      provision for income
      taxes................     (4,987)      (4,507)         (1,311)           1,078          (9,727)
    Provision for income
      taxes (benefit)......        (90)        (617)            246              552              91
                              --------     --------        --------         --------       ---------
    Net earnings (loss)....   $ (4,897)    $ (3,890)       $ (1,557)        $    526       $  (9,818)
                              ========     ========        ========         ========       =========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited the accompanying consolidated statements of financial condition of PriMerit Bank (a federal savings bank and wholly-owned subsidiary of Southwest Gas Corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of PriMerit Bank and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Notes 1, 4, and 12 of the Notes to Consolidated Financial Statements, and as required by generally accepted accounting principles, the Bank changed its methods of accounting for debt securities and income taxes in 1993.

                                          ARTHUR ANDERSEN LLP
Las Vegas, Nevada
February 8, 1995